EXHIBIT 12


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                        Year Ended August 31
                                                 1992            1993            1994            1995            1996
                                                                       (Amounts in Thousands)
Earnings:
     Pretax Income (Loss)..................  $    70,504     $   (36,833)    $    78,766     $   197,641     $   155,754

     Minority Interest in Income of
         Consolidated Subsidiary that
         has Fixed Charges.................           -0-            865             333           9,793           7,604

     Minority Interest in Loss of
         Consolidated Subsidiary ..........           -0-            (37)         (4,855)             -0-           (221)

     Equity Interest in Loss (Income)
         (Earnings less distributions) of
         Less-than-Fifty Percent
         Owned Investees...................        2,341           1,007             603            (623)            574

     Total Fixed Charges (excluding
         interest capitalized).............       47,719          55,361          64,838          68,271          80,572


Total Earnings.............................  $   120,564     $    20,363     $   139,685     $   275,082     $   244,283



Fixed Charges:
     Interest (including amounts
         capitalized and amortization of
         debt issuance costs)..............  $    34,426     $    43,966     $    52,297     $    55,497     $    69,898

     Estimated Interest Component
         of Rentals........................       13,293          13,006          12,898          13,494          12,303


Total Fixed Charges........................  $    47,719     $    56,972     $    65,195     $    68,991     $    82,201



Ratio of Earnings to Fixed Charges.........      2.5             0.4             2.1             4.0             3.0

Earnings Inadequate to Cover
     Fixed Charges.........................                  $    36,609















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